Exhibit 99.1

Genasys Inc. Reports Fiscal Second Quarter 2023 Financial Results

Second Half Growth in Hardware and Software to Drive Positive Adjusted EBITDA

SAN DIEGO – May 8, 2023 – Genasys Inc. (NASDAQ: GNSS), the global leader in critical communications systems and solutions that help keep people safe, today announced financial results for the Company’s fiscal second quarter ended March 31, 2023.

Richard S. Danforth, Chief Executive Officer of Genasys, Inc., commented, “As expected, financial results for the March quarter were similar to our fiscal first quarter, with slight sequential improvement in revenues and adjusted EBITDA. Based on our pipeline and bookings, we expect to see growth resume and accelerate in the second half of this fiscal year.  Steady growth in our Software revenue should be augmented by improved Hardware bookings and revenue, particularly from international customers.”

Mr. Danforth continued, “Through our continuing SaaS business investment, we are bringing to market a unified communications platform, “Genasys Protect™”, that includes the integration of incident management, evacuation and response planning, and omnichannel notification. Genasys Protect addresses a much larger scope of multi-hazard enterprise and public safety crises, with a complete and unified architecture.  We anticipate that this unified product combined with the rollout of new Genasys Protect sales and marketing initiatives this summer will further accelerate software revenue growth next fiscal year.”

Fiscal 2Q 2023 Financial Highlights

●	Revenue of $11.2 million, versus $13.2 million in 2Q 2022
●	GAAP operating loss of ($3.4) million, versus, ($0.5) million in 2Q 2022.
●	Adjusted EBITDA loss of ($2.3) million, versus profit of $0.9 million in 2Q 2022.
●	GAAP net loss per share of ($0.09) versus ($0.01) in 2Q 2022.
●	$12.5 million in cash, cash equivalents and marketable securities, and no debt

Business Highlights

●

Expanded relationship with San Diego County to include new multi-year Zonehaven contract, completing the full Genasys Protect platform. San Diego County joins Riverside County, Marin County, Alameda County and other jurisdictions in full Genasys Protect platform adoption.

●	Announced an Integrated Mass Notification System (IMNS) with a large outdoor tourist destination.
●	Awarded multi-year contract to provide critical notifications to Aramco, one the world’s largest Industrial companies.
●

Assisted first responders to protect California residents through planning and evacuation management during multiple atmospheric river events that impacted more than 17 million residents resulting in state of emergency declarations in 21 counties in California.

Business Outlook

Although Software revenue is tracking in line with internal expectations, due to delays in booking international Hardware orders, Genasys now expects Fiscal 2023 to be down slightly from Fiscal 2022. Fiscal third quarter revenue is now expected to be similar to the prior year quarter.  Positive adjusted EBITDA is expected in the second half of fiscal 2023 though full year Adjusted EBITDA is expected to be negative, reflecting the $5 million in incremental costs to support SaaS business growth discussed at the beginning of the fiscal year.

Fiscal 2Q 2023 Financial Summary

Fiscal Second quarter revenue was $11.2 million, a decrease of 14.8% from $13.2 million in the prior year's quarter. Software revenue increased 26.7% and hardware revenue decreased 17.1%, compared with the fiscal 2022 second quarter.

Gross profit margin was 43.9%, compared with 54.5% in the second quarter of fiscal 2022. As was the case in the first fiscal quarter, margins were negatively impacted by relatively higher component costs incurred to fulfill orders that were booked and priced prior to notification of higher supplier pricing.

Operating expenses were $8.3 million, compared with $7.7 million in the same period a year ago. Selling, general and administrative expenses increased 4.2% from $5.8 million in the prior year to $6.1 million in the quarter ended March 31, 2023. Research and development expenses increased 20.5% year-over-year from the addition of 5% more engineers over the prior year to increase the features and functionality of our software offerings.

GAAP net loss in the quarter was $3.4 million, or ($0.09) per share, compared with a GAAP net loss of $0.5 million, or ($0.01) per share, in the second quarter of fiscal 2022. The increase in net loss was primarily due to the increased operating expenses resulting from additional engineering, sales and marketing employees, and the higher cost of components.

Adjusted EBITDA was ($2.3) million for the second quarter of fiscal 2023, compared with $0.9 million for the prior fiscal year period.

Fiscal First Half 2023 Financial Summary

Revenue for the first six months of fiscal 2023 was $21.7 million, compared with $23.8 million in the same period last year.

Gross profit margin was 45.0%, compared with 52.3% in the first six months of fiscal 2022. The decrease in gross profit margin was due mainly to the higher cost of components against orders that were booked prior to inflationary component cost increases being realized, and lower sales volume.

Operating expenses were $16.7 million, compared with $14.6 million in the same period a year ago. The increase was largely due to a 13.0% increase in selling, general and administrative expenses, primarily related to strategic growth spending to accelerate SaaS revenue, and a 16.9% increase in research and development expenses related to the hiring of additional software engineers.

GAAP net loss was $6.9 million, or $(0.19) per share, compared with a net loss of $1.8 million, or $(0.05) per share, in the prior year period. The increase in net loss was primarily attributable to the increased cost of sales due to higher component costs and higher operating expenses, which resulted from hiring additional software engineering, sales, and marketing employees.

Adjusted EBITDA was $(4.7) million for the first six months of fiscal 2023, compared with $0.4 million in the first six months of fiscal 2022.

Cash, cash equivalents and marketable securities totaled $12.5 million on March 31, 2023, compared with $19.9 million on September 30, 2022.

We include in this press release Non-GAAP operational metrics of adjusted EBITDA, backlog and bookings, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net income before other income, net, income tax expense (benefit), depreciation and amortization expense and stock-based compensation. We do not consider these items to be indicative of our core operating performance. The items that are non-cash include depreciation and amortization expense and stock-based compensation. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis. We consider bookings as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition. Backlog is a measure of purchase orders received that are planned to ship within the next 12 months.

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the second quarter of fiscal year 2023 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/48150

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the Events & Presentations page of the Company’s website.

About Genasys Inc.

Genasys Inc (NASDAQ: GNSS) is the global provider of Protective Communications™ Solutions, offering Genasys Protect™, the first and only complete portfolio of Protective Communications Software and LRAD® long-range communication systems.

Through Genasys Protect, the Company serves the following markets and sectors: federal governments and the military; state and local governments, agencies, and education (SLED); and enterprise organizations in critical sectors, including oil and gas, utilities, manufacturing, automotive, and healthcare.

Genasys Protective Communications Solutions have a diverse range of applications, including emergency warning and mass notification for public safety, critical event management for enterprise companies, de-escalation for defense and law enforcement, as well as automatic detection of real-time threats, including active shooters and severe weather.

Genasys today covers over 70 Million people globally and is used in more than 100 countries, including over 500 cities, counties and states in the U.S. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of epidemics or pandemics, geopolitical conflict, and other causes that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2022. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Brian Alger, CFA

SVP, IR and Corporate Development

ir@genasys.com

(858) 676-0582

Genasys Inc.

Condensed Consolidated Balance Sheets

(Unaudited - in thousands)

	March 31,
	2023	September 30,
	(unaudited)	2022

ASSETS
Current assets:
Cash and cash equivalents	$6,371	$12,736
Short-term marketable securities	5,552	6,397
Restricted cash	739	100
Accounts receivable, net	3,623	6,744
Inventories, net	9,387	6,008
Prepaid expenses and other	1,613	3,577
Total current assets	27,285	35,562
Long-term marketable securities	601	781
Long-term restricted cash	96	823
Deferred tax assets, net	7,373	7,373
Property and equipment, net	1,704	1,757
Goodwill	10,346	10,118
Intangible assets, net	9,483	10,505
Operating lease right of use asset	4,284	4,541
Prepaid expenses and other - noncurrent	530	394
Total assets	$61,702	$71,854

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,512	$2,334
Accrued liabilities	7,443	12,083
Operating lease liabilities, current portion	983	948
Total current liabilities	11,938	15,365

Other liabilities, noncurrent	159	907
Operating lease liabilities, noncurrent	4,803	5,189
Total liabilities	16,900	21,461

Total stockholders' equity	44,802	50,393
Total liabilities and stockholders' equity	$61,702	$71,854

Genasys Inc.

Condensed Consolidated Statements of Operations

(Unaudited - in thousands, except per share amounts)

	Three months ended		Six months ended
	March 31,		March 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$11,213	$13,168	$21,700	$23,845
Cost of revenues	6,288	5,991	11,943	11,365
Gross profit	4,925	7,177	9,757	12,480

Operating expenses:
Selling, general and administrative	6,054	5,811	12,439	11,009
Research and development	2,281	1,893	4,216	3,607
Total operating expenses	8,335	7,704	16,655	14,616

Income from operations	(3,410)	(527)	(6,898)	(2,136)
Other income and expense, net	15	(10)	(4)	3
Loss before income taxes	(3,395)	(537)	(6,902)	(2,133)
Income tax benefit	8	(45)	8	(336)
Net loss	$(3,403)	$(492)	$(6,910)	$(1,797)

Net loss per common share:
Basic and diluted	$(0.09)	$(0.01)	$(0.19)	$(0.05)

Weighted average common shares outstanding:
Basic and diluted	36,817	36,353	36,756	36,405

Reconciliation of GAAP measures to non-GAAP measures

Net loss	$(3,403)	$(492)	$(6,910)	$(1,797)
Other income and expense, net	(15)	10	4	(3)
Income tax benefit	8	(45)	8	(336)
Depreciation and amortization	639	643	1,282	1,282
Stock based compensation	513	737	933	1,295
Adjusted EBITDA	$(2,258)	$853	$(4,683)	$441